                  FORM OF NOTE--ATACAMA CAPITAL HOLDINGS, LTD.

                          YOUTHSTREAM ACQUISITION CORP.

              8.0% SUBORDINATED SECURED NOTE DUE FEBRUARY 28, 2015

No.  2                                                         ________ __, ____
$21,000,000

         FOR VALUE RECEIVED, the undersigned, YOUTHSTREAM ACQUISITION CORP.
(herein called the "COMPANY"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to Atacama Capital
Holdings, Ltd. ("ATACAMA") or registered assigns, the principal sum of
TWENTY-ONE MILLION DOLLARS ($21,000,000) on February 28, 2015 with interest
(computed on the basis of a three hundred sixty (360)-day year of twelve (12)
thirty (30)-day months) (a) on the unpaid balance thereof at the rate of eight percent (8.0%) per annum from the date hereof until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest, payable semiannually (or, at the option of the registered
Holder hereof, on demand), at a rate of twelve percent (12%).

         1. Note Purchase Agreement. This Note is one of a series of
Subordinated Secured Notes (herein called the "NOTES") issued pursuant to the
Note Purchase Agreement, dated as of February 25, 2005 (as from time to time amended, the "NOTE PURCHASE AGREEMENT"), between the Company and the respective
Purchasers named therein. Each Holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Note Purchase Agreement. In addition, as provided in Section 9.9 of the Note Purchase Agreement, this Note may, in the future (as contemplated by Section 9.9 of the Note Purchase
Agreement), be secured by a Security Agreement, a Pledge Agreement, a Fee
Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing
and an Assignment of Rents and Leases (the "SECONDARY SECURITY DOCUMENTS").

         2. Interest Payments. The Company shall pay accrued interest on the
Note on the first day of January, April, July and October (each such date, a
"QUARTER") in each year, commencing with the Quarter next following the date of the Note.

         3. Scheduled Principal Payments. To the extent that the principal amount of this Note is not earlier paid in accordance with the terms hereof, the
Company shall make the following scheduled principal payments within ten (10)
days after the end of the applicable payment date; provided, however, that in no event shall any payments made pursuant to Section 4 of this Note relieve the
Company from making any scheduled payments of principal under this Section 3 except to the extent that as a result of such payments under Section 4, the aggregate amount outstanding under the Note as of a scheduled payment date is less than the scheduled payment pursuant to this Section 3.

All such payments shall be applied first against all then outstanding interest and the balance of such payments shall be applied against all then outstanding principal.

              Four Million Two Hundred Thousand Dollars ($4,200,000)
                as of February 28, 2011;

              Four Million Two Hundred Thousand Dollars ($4,200,000)
                as of February 28, 2012;

              Four Million Two Hundred Thousand Dollars ($4,200,000)
                as of February 28, 2013;

              One Million Two Hundred Sixty Four Dollars ($1,264,000)
                as of February 28, 2014; and

              Any principal and interest remaining outstanding under this Note as of February 28, 2015 shall be paid on such date;

         4. Additional Principal Payments. Additional Principal Payments. In the
event that the Company has Free Cash as of the end of any Quarter, the Company
shall use such Free Cash to make additional payments of principal; provided, however, that no such payment will be required if the total annualized amount of
Free Cash as of the end of such Quarter is equal to or greater than Four Million
Dollars ($4,000,000); and provided, further, that in the event that no payment is required pursuant to the first sentence of this Section 4, and as a result, the Company uses Free Cash to redeem Series A Preferred Stock under the
Company's Restated Certificate of Incorporation, no default shall be deemed to have occurred hereunder by virtue of such payment. For purposes of this Section
4, the amount of total annualized Free Cash as of the end of any Quarter shall be determined by multiplying (a) the aggregate amount of Free Cash for the current and all preceding Quarters of the Company's current fiscal year by (b)
the appropriate Annualization Factor. For purposes of the preceding sentence, the Annualization Factor for any Quarter shall be determined as follows: (w) for the first Quarter of the Company's fiscal year the Annualization Factor shall be four (4); (x) for the second Quarter of the Company's fiscal year the
Annualization Factor shall be two (2); (y) for the third Quarter of the
Company's fiscal year the Annualization Factor shall be four-thirds (4/3); and
(z) for the fourth Quarter of the Company's fiscal year the Annualization Factor shall be one (1). Notwithstanding the foregoing, after the Company has redeemed all of its shares of Series A Preferred Stock, all Free Cash shall be used by the Company to make additional payments of principal at the end of each Quarter, regardless of the amount of the Free Cash available as of the end of any
Quarter. Any payments shall be made to all Holders of the Notes, pari passu, and applied against the outstanding principal balances of the Notes.

         5. Currency; Place of Payments. Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at such place as the Holder shall have designated as provided in the Note Purchase
Agreement referred to below.

                                       2

         6. Acceleration. If an Event of Default, as defined in the Note
Purchase Agreement, the Primary Security Documents, or if executed and delivered, the Secondary Security Documents, occurs, and, if applicable, is continuing, the principal of this Note may, as set forth in the Note Purchase
Agreement, automatically become immediately due and payable or the Holder of this Note may declare the principal amount of this Note to be immediately due and payable.

         7. Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the issuer and Holder hereof shall be governed by, the law of the State of Delaware excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                          YOUTHSTREAM ACQUISITION CORP.

                          By:
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                          Name:
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                          Title:
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